EXHIBIT 23

November 15, 2002

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Rio Algom Limited (the “Registrant”) of our report dated October 23, 2002 relating to the Rio Algom Limited Consolidated Financial Statements for year ended June 30, 2002 and the eighteen months ended June 30, 2001.

“PricewaterhouseCoopers LLP”
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario